AMERICAN INTERNATIONAL INDUSTRIES, INC.
601 CIEN STREET, SUITE 235, KEMAH, TX 77565-3077
Tel: (281) 334-9479 Fax: (281) 334-9508

FOR IMMEDIATE RELEASE

American International Industries, Inc.

APPROVED FOR LISTING ON THE NASDAQ STOCK MARKET LLC

Houston / Kemah, Texas – August 2, 2007 American International Industries, Inc. (OTCBB: AMIN) Daniel Dror, Chairman and CEO, today announced that the Company has received approval for listing of the Company’s common stock on the NASDAQ Capital Market under the symbol “AMIN”. American International Industries, Inc. common shares have been quoted on the Over-the-Counter Bulletin Board market since 2001.

Mr. Dror said, "We are pleased that the NASDAQ Stock Market has approved our listing. This is an important milestone for our Company and its shareholders, in that we believe the NASDAQ Capital Market listing, with its many market makers, will increase our visibility and accessibility to the investing public, research analysts, retail brokers, and institutional investors. We believe this should lead to increased individual and institutional ownership of our common stock. Our listing on the NASDAQ Capital Market will allow many institutional investors, who are often precluded from investing in OTCBB companies, to invest in American International Industries, Inc.

American International Industries, Inc. is a holding company. The Company has holdings in Industry, Finance, Real Estate in Houston Texas and surrounding areas, and Oil & Gas. The vision of the Company is to develop holdings in various industries through acquisition of existing companies, applying the financial resources and management expertise to foster the growth and profitability of the acquired businesses. The holding company serves as a financial and professional partner to the management of the subsidiaries. The role of the holding company is to improve each subsidiary’s access to capital, achieve economies of scale by consolidating administrative functions, and utilize the financial and management expertise of corporate personnel across all units. The Company is continuing to work with management of the subsidiary companies to improve revenues, operations and profitability.

Private Securities Litigation Reform Act Safe Harbor Statement:

The matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, that involve risks and uncertainties. All statements other than statements of historical information provided herein may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes", "anticipates", "plans", "expects" and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those that we may anticipate in each of our segments reflected by our subsidiaries' operations include without limitations, continued value of our real estate portfolio, the strength of the real estate market in Houston, Texas as a whole, continued acceptance of the Company's products and services, increased levels of competition, new products and technology changes, the dependence upon financing, third party suppliers and intellectual property rights, the rules of regulatory authorities and risks associated with any potential acquisitions. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis, judgment, belief or expectation only as of the date hereof.

Investor Relations: Rebekah Ruthstrom Tel: 281-334-9479 email: amin@americanii.com